SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                (Final Amendment)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                   SeaMED Corp
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)



                                    81218Q100
                                 (CUSIP Number)


                                 March 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X| Rule 13d-1(b)
     |_| Rule 13d-1(c)
     |_| Rule 13d-1(d)


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No.  81218Q100                                           Page 2 of 6 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gilder Gagnon Howe & Co. LLC
         13-3174112
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      None
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         None
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         133,504

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                  133,504

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  2.4%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  BD
--------------------------------------------------------------------------------


                               Page 2 of 6 Pages

                                  Schedule 13G

Item 1(a). Name of Issuer:

SeaMED Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

14500 Northeast 87th Street
Redmond, WA  98052

Item 2(a). Name of Person Filing:

Gilder Gagnon Howe & Co. LLC

Item 2(b). Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c). Citizenship:

New York

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

81218Q100

Item 3.   If  this  statement  is  filed  pursuant  to  ss.ss.240.13d-1(b),   or
          240.13d-2(b) or (c), check whether the person filing is a:

          (a)|X| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

          (b)|_|    Bank as  defined  in  section  3(a)(6) of the Act (15 U.S.C.
                    78c)

          (c)|_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

          (d)|_|    Investment   Company  registered  under  section  8  of  the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8)

          (e)|_|    Investment       Adviser      in       accordance       with
                    ss.240.13d-1(b)(1)(ii)(E)


                                Page 3 of 6 Pages

          (f)|_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

          (g)|_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

          (h)|_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i)|_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)|_|    Group, in accordance with ss.240.13d-1(b)(ii)(J)


Item 4.    Ownership.

          (a)       Amount beneficially owned: 133,504

          (b)       Percent of class: 2.4%

          (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote: None

                    (ii)      Shared power to vote or to direct the vote: None

                    (iii) Sole power to dispose or to direct the disposition of: None

                    (iv)      Shared   power  to   dispose   or  to  direct  the
                              disposition of: 133,504

The shares reported are held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares.

Item 5.    Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.


                                Page 4 of 6 Pages

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

None.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security eing Reported on by the Parent Holding Company.

Not applicable


Item 8.   Identification and Classification of Members of the Group.

Not applicable


Item 9.   Notice of Dissolution of Group.

Not applicable


Item 10.  Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 5 of 6 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                         April 11, 1999
                                         --------------
                                         Date


                                       /s/ Walter Weadock
                                       ------------------
                                       Signature


                                       Walter Weadock, General Partner
                                       Name/Title


                                Page 6 of 6 Pages